Exhibit (b)(2)

CREDIT SUISSE	DEUTSCHE BANK TRUST COMPANY
CREDIT SUISSE SECURITIES (USA) LLC	AMERICAS
Eleven Madison Avenue	DEUTSCHE BANK SECURITIES INC.
New York, NY 10010	60 Wall Street
New York, NY 10005
CONFIDENTIAL
May 12, 2008
19X, Inc.
650 Madison Avenue
16th Floor
New York, NY 10022
Attention: Robert F.X. Sillerman
Amendment to Commitment and Engagement Letter and Fee Letter
Ladies and Gentlemen:
     This Amendment to Commitment and Engagement Letter and Fee Letter (this “Amendment”) amends certain sections of (i) that certain Commitment and Engagement Letter (the “Debt Commitment Letter”), dated November 7, 2007, by and among 19X, Inc. (“you” or the “Company”), Credit Suisse (“CS”), Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Deutsche Bank Trust Company Americas (“DBTCA”) and Deutsche Bank Securities Inc. (“DBSI” and, together with DBTCA and their respective affiliates, “DB” and, together with Credit Suisse, the “Engagement Parties”, “we” or “us”) and (ii) that certain Fee Letter (the “Fee Letter”), dated November 7, 2007, by and among the Company and the Engagement Parties.
Section 1. Amendment to the Debt Commitment Letter
     Paragraph 15 (Acceptance and Termination) of the Debt Commitment Letter is hereby amended by deleting “July 31, 2008” in the fourth sentence of such paragraph and replacing it with “September 30, 2008.”
     Exhibit C to the Debt Commitment Letter is hereby amended by adding the words “or after” immediately after the words “financing is being marketed during” in the footnote at the end of page C-2 thereto.
     The foregoing amendments are limited in effect and, except as specifically set forth in this Section 1, shall apply only as expressly set forth in this Amendment and shall not constitute a waiver, modification or amendment of any other provision of the Debt Commitment Letter. The Debt Commitment Letter is modified only by the express provisions of this Amendment, and shall as so modified remain in full force and effect and is hereby ratified and confirmed by the Company in all respects. This Amendment shall become effective upon execution and delivery hereof by the Company and the Engagement Parties.

Section 2. Amendment to the Fee Letter
     Paragraph 2 (Alternate Transaction Break-Up Payments) of the Fee Letter is hereby amended by deleting “within one year from the date hereof” in the first sentence of such paragraph and replacing it with “at any time on or prior to January 7, 2009.”
     The foregoing amendment is limited in effect and, except as specifically set forth in this Section 2, shall apply only as expressly set forth in this Amendment and shall not constitute a waiver, modification or amendment of any other provision of the Fee Letter. The Fee Letter is modified only by the express provisions of this Amendment, and shall as so modified remain in full force and effect and is hereby ratified and confirmed by the Company in all respects. This Amendment shall become effective upon execution and delivery hereof by the Company and the Engagement Parties.
Section 3. Amendments; Governing Law, Etc.
     This Amendment shall not be assignable by you without the prior written consent of the Engagement Parties (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). This Amendment may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Engagement Parties and you. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g. a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment. This Amendment supersedes all prior understandings, whether written or oral, between us with respect to the subject matter hereof. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
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     We look forward to working with you and your team in order to complete this important transaction for the Company.

Very truly yours, CREDIT SUISSE SECURITIES (USA) LLC
By	/s/ Kristin M. Allen
	Name:	Kristin M. Allen
	Title:	Managing Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By	/s/ Judith E. Smith
	Name:	Judith E. Smith
	Title:	Director

By	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS
By	/s/ Patrick W. Dowling
	Name:	Patrick W. Dowling
	Title:	Director

By	/s/ David Mayhew
	Name:	David Mayhew
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.
By	/s/ Christopher Johnson
	Name:	Christopher Johnson
	Title:	Managing Director

By	/s/ Vikram Kaul
	Name:	Vikram Kaul
	Title:	Director

Accepted and agreed to as of
the date first above written:
19X, INC.

By	/s/ Robert F.X. Sillerman Name: Robert F.X. Sillerman Title: President